Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 15, 2007, related to financial statements and financial statement schedules of Acorn International, Inc as of and for each of the three years in the period ended December 31, 2006, and contained in Registration Statement No. 333-141860 of Acorn International, Inc. on Form F-1 under the Securities Act of 1933. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Shanghai, China

May 25, 2007